Volition Appoints Dr. Phillip Barnes to Board of Directors

AUSTIN, Texas, October 9, 2019 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”) today announced the appointment of Dr. Phillip Barnes to the Company’s Board of Directors as a Non-Executive Director, effective October 9, 2019. Dr. Barnes was also appointed to the Company’s Audit, Compensation and Nominations and Governance Committees.  As a non-executive member of the Company’s Board, Dr. Barnes will provide independent expertise and strategic counsel to VolitionRx in connection with the planned commercialization of its Nu.QTM blood-based diagnostic platform.

Martin Faulkes, Executive Chairman of Volition commented, “We are thrilled to have Dr. Barnes on our Board. His extensive clinical background and management expertise will make him a valuable asset and resource as we prepare for the launch of our Nu.QTM platform.”

Dr. Barnes is a British physician with extensive experience both as a clinician and clinical manager within the UK National Health Service (“NHS”) and related academic institutions. Dr.  Barnes was also involved in a number of national and regional advisory groups for the Department of Health, NHS and pharmaceutical industry including being the national lead for the NHS Action On Neurology service modernization program. Dr. Barnes served as Executive Medical Director on a number of hospital and Foundation Trust Boards until his retirement from the NHS in 2016. Dr. Barnes holds a BSc and PhD from the University of London and his clinical medical degree (BM BCh) from the University of Oxford.

On joining the Volition Board Dr. Barnes commented, “I am delighted to join the Volition team as the company nears commercialization of what I believe will be a revolutionary technology.  The Nu.QTM platform will be simple, cost effective and could provide an accessible test to millions of people around the world.”

Dr. Barnes replaces Dr. Habib Skaff from the Volition Board, who resigned effective October 9, 2019. We would like to thank Dr. Skaff for his contributions to the company.

About Volition

Volition is a multi-national life sciences company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of NucleosomicsTM, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition’s research and development activities are centered in Belgium, with additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

For more information about Volition, visit Volition’s website (http://www.volition.com) or connect with us via:

Twitter: https://twitter.com/volition

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition’s website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition’s website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351
Joseph Green, Edison Advisors jgreen@edisongroup.com +1 (646) 653 7030

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to the effectiveness of Volition’s blood-based diagnostic tests as well as Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, if Volition fails to develop and commercialize diagnostic products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

NucleosomicsTM and Nu.QTM and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners. Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.